Exhibit 10.60

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Supply Agreement

Parties

1.	Savara Inc. (doing business as Savara Pharmaceuticals) of 5900 Shepherd Mountain Cove, Suite 2-205, Austin, Texas 78730 USA facsimile +1 855 298 2020 email info@savarapharma.com (Savara)

2.	Plastiape SpA of 23875 Osnago (Lecco) - Via 1 Maggio, 8, Italy facsimile +39 039 587805 email info.plastiape@plastiape.it (Plastiape)

Introduction

A.	Plastiape is in the business of manufacturing the Products (as defined below).

B.	Savara is a specialty pharmaceutical company.

C.	Savara wishes to acquire the Products from Plastiape and Plastiape agrees to supply the Products to Savara on the terms and conditions set out in this agreement.

Operative clauses

1.	Definitions and Interpretation

1.1	Definitions

In this agreement:

Affiliate means:

(a)	a holding company of the party;

(b)	a subsidiary of the party or a subsidiary of the holding company of the party;

(c)	any entity controlled by the party;

(d)	persons or entities who directly or indirectly have the capacity to control the party (including persons or entities who individually or collectively have the capacity to control more than 50% of the membership of the board of directors of the party or who control more than 50% of the equity securities of the party or a related party) or directors of the party;

Change of Control occurs, in relation to Plastiape, if any person or persons, other than the persons entitled on the date this agreement, becomes entitled to the power, whether held directly or indirectly (such as through interposed entities) and by whatever means (whether or not enforceable at law or in equity) to:

(a)	exercise, or control the exercise of, more than 50% of the voting power in Plastiape;

(b)	dispose of, or control the disposal of, more than 50% (by value) of the equity securities in Plastiape;

(c)	appoint, or control the appointment of, directors of that Plastiape having more than 50% of the votes at board meetings; or

(d)	determine, or control the determination of, the substantial conduct of that Plastiape’s affairs, business activities or decisions;

Confidential Information means the confidential, proprietary, or other similar information of a party which relates to the subject matter of this agreement and includes without limitation:

(a)	information relating to personnel, policies, clientele, suppliers or business strategies;

(b)	information relating to the terms upon which the Products are to manufactured and sold pursuant to this agreement,

but does not include information:

(c)	which the receiving party can establish that the receiving party was aware of prior to its receipt from the disclosing party;

(d)	which the receiving party can establish is in the public domain (other than through a breach of this agreement or a breach of confidence by any person);

and

(e)	which the receiving party is compelled by law, regulations or the listing rules of a recognised stock exchange to disclose (and then only to the extent of such compelled disclosure and with reasonable prior written notice to the disclosing party);

Effective Date means Sept 1, 2012;

Exclusive Field of Use means any use of the Product with Vancomycin for the diagnosis, management, prevention, or treatment of lung diseases;

Force Majeure means, to the extent beyond the reasonable control of the party whose performance is adversely affected by the event:

(a)	any act of God, war, revolution or any other unlawful act against public order or authority;

(b)	government restraint, restriction, prohibition, intervention, embargo, reduction, unavailability or delay in obtaining governmental approvals, consents, permits, quota allocations, licences, authorisations;

(c)	industrial dispute, shortage of raw material or production capacity, failure to supply by Plastiape’s suppliers; or

(d)	other event which is not within the reasonable control of a party;

Insolvency Event, in relation to a party, means any of the following events:

(a)	the party ceases to (or is unable to) pay its creditors (or any class of them) in the ordinary course of business, or announces its intention to do so;

(b)	a receiver, manager, receiver and manager, administrative receiver or similar officer is appointed to that party or any of its assets;

(c)	such party enters into, or resolves to enter into, a scheme or arrangement, compromise or composition with any class of creditors;

(d)	a resolution is passed or an application to a court is taken for the winding up, dissolution, official management or administration of that party; or

(e)	anything having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction;

Product(s) means dry powder inhalers known as “Monodose Inhaler Model 7” (product code 239700001AB) and “Monodose Inhaler Model 7 High Resistance” (product code 239700002AA) as described on Plastiape’s Type III Drug Master File (DMF), filed at the United States Food and Drug Administration (FDA) with # 17864, manufactured and packaged in accordance with the Specifications (as defined below), along with any improvements which might be agreed in writing between the parties and any other Plastiape inhaler models that are functionally or structurally equivalent or that possess substantially similar characteristics and performance;

Specifications means the specifications for the design, composition, product safety assurance, manufacture, packaging, and/or quality control of the Product, as described onto Plastiape’s DMF referenced above, as the same may be modified by mutual agreement of the parties in writing; and

Term has a meaning ascribed to it in clause 16.

1.2	Interpretation

In this agreement, unless the context otherwise requires:

(a)	singular includes plural and plural includes singular;

(b)	reference to a person includes a corporation, firm and any other entity;

(c)	reference to a party includes that party’s personal representatives, successors and permitted assigns;

(d)	headings do not affect interpretation;

(e)	a provision must be read down to the extent necessary to be valid. If it cannot be read down to that extent, it must be severed;

(f)	no rule of construction applies to the disadvantage of a party because that party put forward this document or any portion of it;

(g)	the schedules and annexures to this agreement form part of this agreement; and

(h)	terms defined in Incoterms 2000 have the same meaning when used in this agreement

2.	Supply of Product

During the Term, Plastiape must manufacture, sell, and deliver to Savara and its Affiliates such quantities of Product as ordered by Savara and its Affiliates pursuant to this agreement. Each Product sold under this agreement must conform to the Specifications for such Product and otherwise be supplied in accordance with this agreement. At the date of signature of this Agreement the free capacity of Plastiape is up to [***] units of Product per annum.

Savara and Plastiape will regularly communicate the respective market forecasts aiming to prevent any capacity issue. Savara is aware that a significant capacity upgrade at Plastiape site will involve an eighteen (18) months lead time for the construction of a new assembly line and a new clean room. Notwithstanding the foregoing, forecasts are non binding on Savara.

3.	Prices for Supply of Product

3.1	The prices for the Products will be as set out in Schedule 1 to this agreement.

3.2	Payment terms on all orders shall be thirty (30) days from the later of delivery and quality acceptance of the Product or invoicing.

4.	Forecasts and ordering

4.1	Forecasts

(a)	At least two (2) months prior to the beginning of each calendar year during the term of this agreement, Savara will provide Plastiape with a non-binding written forecast of Savara’s expected requirements for Product during the following twelve (12) months.

4.2	Orders

(a)	Savara is not required to buy any specific amount of Product under this agreement, except for the quantities which Savara actually orders through binding purchase orders.

(b)	Savara may place binding orders for Product by written or electronic purchase order to Plastiape, which shall be placed at least ten (10) weeks prior to the desired date of delivery.

(c)	Plastiape must provide Savara with written confirmation of receipt of the purchase order within three (3) days of receiving a receipt.

(d)	Savara may cancel or vary an order at any time prior to dispatch of the Product. Savara will be responsible for all reasonable raw material costs, moulded components costs, finished product costs incurred as a consequence of the cancellation or variation of such order. Plastiape must mitigate Savara’s loss with respect to such costs, including by utilising the raw materials to manufacture Product for other customers or by retaining the raw materials for use with respect to any future order made by Savara. Other than as set out in this sub-clause, Savara will have no other liability with respect to the cancellation or variation of a purchase order.

4.3	To the extent of any conflict or inconsistency between this agreement and any purchase order documentation, the terms of this agreement prevail.

5.	Payment and invoicing

5.1	Payment terms on all invoices are thirty (30) days from the later of invoicing or delivery and quality acceptance of the Product.

5.2	If any portion of an invoice is disputed by Savara, Savara will notify Plastiape within twenty (20) days of receipt of the invoice and shall pay all the undisputed amounts when due and the parties shall use good faith efforts to reconcile the disputed amount as soon as possible.

6.	Delivery

6.1	Plastiape will deliver the Product, at the direction of Savara, either:

(a)	ex-works at the point of manufacture in Italy (EXW); or

(b)	duty delivered paid (DDP) to the location specified in Savara’s purchase order, in this latter case the extra-cost for transport are to be quoted and added on top of the EXW price quoted at Schedule 1 on or before the date specified in the purchase order.

6.2	Plastiape must pack all Product ordered in accordance with the agreed Specifications included into the Drug Master File or as otherwise agreed in writing between Savara and Plastiape.

6.3	The following will apply if Savara elects for the Product to be delivered on an ex-works basis (EXW):

(a)	Plastiape must make all the relevant Product the subject of the purchase order available for collection not more than ten (10) weeks from the date of the order;

(b)	Savara will select the carrier and organise for collection of the Product;

(c)	Savara will bear all applicable taxes, duties, export or import charges and similar charges and similar imposts associated with the collection and shipping of the Products;

(d)	Savara is responsible for all export and importation processes and costs.

(e)	Savara will be responsible for obtaining applicable transport insurance; and

(f)	all risk of loss or damage in transportation passes ex works to Savara at the time of delivery which is taken to be when the Product is collected from Plastiape’s facilities.

6.4	The following will apply if Savara elects for the Product to be delivered on a delivered duty paid basis (DDP):

(a)	Plastiape will engage the carrier and organise the delivery of the Product to the facilities nominated by Savara in the purchase order. Savara accepts no liability for either the choice of the carrier or the carrier’s conduct or any loss or damage that may occur while the Products are being transported;

(b)	Plastiape must deliver the Product the subject of the purchase order to the location nominated by Savara not more than twelve (12) weeks from the date of the order

(c)	Plastiape will bear all applicable taxes, duties, export charges, delivery charges and similar charges and imposts associated with the delivery of the Product;

(d)	Plastiape must obtain applicable transport insurance;

(e)	Plastiape is responsible for all export and importation processes and costs; and

(f)	all risk of loss or damage to the Products passes to the Savara upon delivery of the Product to Savara at the specified location.

7.	Additional obligations of Plastiape

Plastiape must:

(a)	manufacture and supply the Products in accordance with all applicable laws, regulations and standards;

(b)	ensure the Products conform with all applicable laws, regulations and standards;

(c)	inform Savara promptly of any adverse events (including without limitation fires, explosions, accidental discharges) occurring in the manufacture of the Product;

(d)	inform Savara promptly of any allegations or findings of violations of applicable laws, regulations or standards which relate to the Products or may impact on the supply of the Products;

(e)	allow Savara to inspect Plastiape’s facilities, such inspections to be at reasonable times and upon reasonable notice, and

(f)	implement promptly any corrective action which may be reasonably requested by Savara;

(g)	supply all tools, equipment and materials necessary for the supply of the Products in accordance with this agreement;

(h)	maintain Conformité Européene (CE) marking for the Products and any improvements; and

(i)	it will maintain the Drug Master File as required by the FDA or such other requirements under the FDA.

8.	Defective Product

8.1	Plastiape represents and warrants that any Product sold and delivered to Savara complies in all respects with the Specifications and this agreement and is free from defects in design, material and workmanship.

8.2	Savara shall notify Plastiape of the existence and nature of any non-compliance or defect and Plastiape shall have a reasonable opportunity, not to exceed twenty (20) days from receipt of notification, to inspect such defective Product and provide Savara with detailed written instructions to return or dispose of such defective Product.

8.3	Without prejudice to any other remedy which Savara may have, Plastiape shall at Savara’s option:

(a)	replace at Plastiape ’s own cost and expense, including reimbursement of freight and costs incurred by Savara, Product that is not as warranted or otherwise fails to comply with the requirements of this agreement; or

(b)	repay Savara any amounts paid with respect to the relevant Product and for the disposal or return of defective Product.

8.4	Savara has no obligation to pay for any Product that is subject to such a claim of non-compliance or defect. If Plastiape fails to so inspect and instruct Savara as to the return of disposal of such defective Product, Savara may dispose of such defective Product. Plastiape must promptly reimburse Savara for all direct, out-of-pocket costs incurred by Savara in such disposition, and replace such defective Product at its own cost and expense.

8.5	If, after Plastiape’s inspections of such Product, the parties disagree as to the Product’s conformance to the Specifications or whether the Product has such a defect, either party may deliver the Product to an independent third-party laboratory, reasonably acceptable to both parties, for testing to confirm the Product’s conformance to the Specifications or the presence or absence of defects. All costs associated with such third-party testing shall be at Savara’s expense unless the tested Product is deemed by such third-party to be defective or not in compliance with the Specifications or this agreement, in which case all such costs must be promptly paid by Plastiape . This clause in no way reduces Plastiape ’s own obligations for testing, inspection and quality control as provided in the Specifications or under applicable laws, regulations, standards or codes.

8.6	In the event any governmental agency having jurisdiction shall request or order, or if Savara shall determine to undertake, any corrective action with respect to any Product (or any finished product containing or contained in any Product), including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable to a breach by Plastiape of any of its warranties, guarantees, representations, obligations or covenants contained in this agreement, then Plastiape shall be liable, and shall reimburse Savara for the reasonable costs of such action including the cost of any Product (or any finished product containing or contained in any Product) which is affected.

9.	Exclusive Supply and Use of the Products

9.1	During the Term, Plastiape will supply the Product (or any improvement or product line extensions or successors) to Savara on an exclusive basis in the Exclusive Field of Use. Plastiape and its Affiliates will not supply the Product to any third parties other than Savara and its Affiliates if their intended use is in the Exclusive Field of Use. This exclusivity limitation does not include third-parties that have executed supply agreements with Plastiape that do not limit the compound of use with the Product prior to the execution of this supply agreement.

9.2	In the event that Savara does not order at least [***] units of Products in an consecutive twelve (12) months by [***] after the Effective Date or [***] units of Products in any consecutive twelve (12) month period by [***] after the Effective Date, clause 9.1 will cease to apply but all of Savara’s other rights and benefits under this agreement shall continue in full force and effect. For purposes of computing the total number of Product units ordered by Savara for purposes of this clause, the quantity of Product units ordered shall be combined with the total quantity of all units of other products ordered by Savara from Plastiape during the relevant timeframe under all agreements then in effect.

9.3	Savara may use the Products for any lawful purpose, whether inside or outside of the Exclusive Field of Use except Savara agrees not to use Product in combination with Mannitol, Recombinant Human IL-4 Variant, Inhibitor of the IL-4 and IL-13 Receptors and Tiotropium Bromide.

10.	Improvements and Changes to the Product

10.1	Plastiape will notify Savara of any new products, product ideas or inventions made by Plastiape which may have applicability to Savara’s products.

10.2	From time to time, either party may submit to the other written proposals for the adoption, implementation or development of changes, improvements or modifications to the Product. Any such changes may not be implemented without the prior written agreement of the parties.

10.3	Plastiape agrees that:

10.4	no changes or modifications to the method or process of manufacture or production of the Product or the raw materials; or

10.5	no change in location of the facility used to supply Product to Savara under this agreement,

can be made without prior written notification to and approval of Savara. Any such change or modification approved by Savara shall be made at Plastiape”s sole cost and expense.

11.	Labelling and Artwork

11.1	Plastiape acknowledges that Savara is the exclusive owner of and has all rights to the trademarks, copyrights, brand names, artwork and all other intellectual property that appear on or are otherwise used in connection with the sale and use of Savara’s finished product containing or contained in any Product.

11.2	The Product may be sold under such brand name as may be determined by Savara from time to time. All use of the brand names, including any goodwill generated in connection therewith, inures to the benefit of Savara. Plastiape is not authorized to use any brand name used by Savara.

11.3	Plastiape must not do any act which endangers, destroys, or similarly affects, in any material respects, the value of the goodwill pertaining to any brand name adopted by Savara with respect to the Savara product. Plastiape will not register or use any names or marks that are similar to the Brand Name or might be confused by them. The obligations in this sub-clause survive termination or expiration of this agreement.

11.4	Each party must promptly advise the other party of any suspected or actual infringement of any of the intellectual property rights in or relating to the Product.

12.	Records and Access

12.1	Plastiape must maintain and preserve full and accurate books and records of all matters relating to the Product.

12.2	Savara and its authorised representatives have the right to inspect and examine all such books and records and to access any facilities at which the Product is manufactured or stored at any time during normal business hours after giving reasonable prior notice to Plastiape.

12.3	Plastiape shall maintain and preserve full and accurate records and files which Plastiape is required to maintain in connection with the Product by law or any regulatory authority. Plastiape must retain all such records for the longer of the period required by law or regulations or seven (7) years. In case of longer periods required by regulatory authorities Savara will advise Plastiape in writing of the time required.

13.	Communication

13.1	Plastiape and Savara will each appoint an individual who will act as the primary liaison point between the parties. The parties agree to discuss regularly any issues arising in relation to the Products. If requested by Savara, Plastiape must advise Savara of the stock of Product or raw materials held by Plastiape at any particular time.

13.2	Plastiape agrees to provide Savara with prompt written notice if:

(a)	there is a Change of Control of Plastiape;

(b)	Plastiape is in breach of this agreement; or

(c)	Plastiape becomes aware of any issues or non conformances with respect of any Product or any other matter which may adversely affect the supply or use of the Products.

13.3	Plastiape agrees to cooperate with Savara in doing any act or thing which is necessary or desirable to facilitate Savara’s compliance with any regulatory requirements.

13.4	Plastiape agrees that, unless specifically authorized in writing by Savara, Savara will be responsible for all communications with regulatory authorities with respect to Savara’s products (which contains or is contained in any Product).

13.5	Plastiape agrees to forward any such communications (whether oral or written) received by Plastiape from a regulatory authority in relation to the Product to Savara within two (2) business days of receipt.

14.	Audit

14.1	Savara shall have the right, upon reasonable notice to Plastiape and during regular business hours, to inspect and audit the facilities being used by Plastiape (or any third-party supplier approved by Savara) for production and storage of the Product to assure compliance by Plastiape (and its approved suppliers) with Good Manufacturing Practices (GMP) and other applicable rules and regulations and with other provisions of this agreement.

14.2	Plastiape will within seven days remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies cannot reasonably be remedied within such seven day period, present to Savara a written plan to remedy such deficiencies as soon as possible. The failure by Plastiape to remedy or cause the remedy of any such deficiencies within such seven day period or to present such a plan within such seven day period and then use its best efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, constitutes a material breach of this agreement.

14.3	The granting to Savara of certain audit rights shall in no way relieve Plastiape of any of its obligations under this agreement, nor does such provision require Savara to conduct any such audits.

15.	Insurance

15.1	Plastiape must maintain or cause to be maintained adequate such insurances as are usual for a prudent Plastiape in the Territory in respect of the manufacture and sale of the Product including product liability insurances.

15.2	Plastiape must, upon request of Savara, produce evidence of the currency of the insurance policy and any failure by Plastiape to produce such evidence of currency within one month from the date of notice of the request may be treated by Savara as a breach of this agreement.

16.	Term

The term of this agreement commences on the Effective Date and continues for [***], unless sooner terminated or further extended in accordance with the terms of this agreement.

17.	Termination

17.1	This agreement may be terminated:

(a)	by one party upon thirty (30) days written notice to the other party if the other party is in default in performing or observing any material terms or representation, warranty, guarantee, covenant or obligation of this agreement or the GMP Agreement and that default is not remedied within a period of thirty (30) days after written notice has been given to the party in default;

(b)	by one party if the other party has suffered an Insolvency Event, in which case, the party not suffering the Insolvency Event may immediately by written notice terminate this agreement;

(c)	by Savara upon thirty (30) days written notice to Plastiape if there is a Change of Control of Plastiape.

17.2	Savara may also immediately terminate this agreement upon written notice to Plastiape:

(a)	if complete orders of Product are not received within the time period required by this agreement in fulfilment of three (3) purchase orders in any twelve (12) month period;

(b)	if Savara receives Product that does not meet Plastiape’s warranty contained in this agreement in connection with three (3) deliveries of Product in any twelve (12)-month period.

17.3	Upon termination or expiration of this agreement for any reason the accrued rights and obligations of each party as at the date of termination shall not be affected. In the event of termination by Savara pursuant to clause 17.1 or clause 17.2, then:

(a)	Plastiape shall deliver to and make available for use by Savara copies of all regulatory filings, associated data, and related supporting and other materials and shall, to the extent legally permissible, take all additional actions reasonably necessary to assign all of its right, title, and interest in and transfer possession and control to Savara regulatory filings and all regulatory approvals to the extent that they relate to Product containing or contained in a Savara product;

(b)	Plastiape promptly (i) shall return to Savara all relevant materials belonging to Savara which are in Plastiape’s possession, or, if instructed by Savara, Plastiape shall destroy such materials and provide written confirmation to Savara of their destruction, (ii) shall deliver to Savara all Product, Product molds, forms, and the like, and all associated items, including without limitation related ingredients, inventories, materials, and supplies, and (iii) shall, unless otherwise restricted, transfer to Savara all third-party license rights to the extent that they relate to the Product; provided, however, that Savara shall reimburse Plastiape for reasonable expenses related to each transfer; and

(c)	Plastiape promptly shall transfer to Savara at Savara’s request any and all know-how, assistance, and expertise necessary or useful for manufacturing Product; provided, however, that Savara shall reimburse Plastiape for reasonable expenses related to the transfer.

17.4	Clauses 12, 14, 18, 19, 20, 21, 22, 25, 27, and 34, together with other terms and conditions that by their intent or meaning have continuing validity, survive termination or expiration of this agreement.

18.	Confidentiality

18.1	A party must not, without the prior written approval of the other party, disclose the other party’s Confidential Information. Confidential Information of the other party may only be used in a manner contemplated by this agreement solely for the express purposes of this agreement.

18.2	A party will not be in breach of clause 18.1 in circumstances where it is legally compelled to disclose the other party’s Confidential Information or is required to disclose the information by as a result of the listing rules of any stock exchange on which the party is listed.

18.3	Confidential Information shall be maintained in strict confidence and otherwise may only be disclosed to employees, agents or subcontractors of either party with a need to know and engaged in the performance of this agreement and must be bound by the terms of their employment agreements (or otherwise) to keep all Confidential Information of the other party confidential.

18.4	Plastiape will on demand return to Savara all Confidential Information supplied by Savara to Plastiape in connection with this agreement.

18.5	This clause survives termination or expiration of this agreement.

19.	Representations and Warranties

19.1	Savara and Plastiape each respectively represents and warrants to each other that:

(a)	it is duly incorporated in the jurisdiction in which it is incorporated;

(b)	it has the power to enter into and perform this agreement and has obtained all necessary consents and authorisations to enable it to do so;

(c)	the entry into and the performance of this agreement does not constitute a breach of any obligation (including without limitation, any statutory, contractual or fiduciary obligation) or default under any agreement or undertaking by which it is bound; and

(d)	this agreement constitutes the valid and binding obligations of such party, enforceable against it in accordance with its terms.

19.2	Plastiape represents and warrants to Savara that:

(a)	all Product supplied in connection with this agreement shall be:

(1)	of merchantable quality, fit for the purpose intended by this agreement and free from defects in design, material and workmanship; and

(2)	manufactured and supplied in conformity with the Specifications and this agreement.

(b)	it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture and supply of the Product, including, without limitation, those enforced by the Australian Therapeutics Goods Administration, Good Manufacturing Practice and other applicable regulatory requirements and international standards specified in the Specifications;

(c)	it has right and title to sell the Products and the Products will be free from all encumbrances;

(d)	the Products will correspond with all samples used by Plastiape and conform to the Specifications;

(e)	the Products will conform to the Good Manufacturing Practice Agreement;

(f)	it has title or interest in the intellectual property in the Products sufficient to authorise use of it by Savara and the grant of rights, in the manner contemplated by this agreement; and

(g)	technical information, product data sheets and material safety data sheets are complete, current and accurate and suitable and sufficient for use by Savara to use, process, sell or otherwise make use of the Products.

20.	Indemnification

20.1	Plastiape indemnifies and holds harmless Savara, its Affiliates and each of their officers, employees and agents (each a Savara Indemnitee) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorneys’ fees) (collectively Damages) that may be sustained, suffered or incurred by a Savara Indemnitee, arising from or in connection with:

(a)	personal injury, death, loss or damage to any property to the extent caused by the negligent or reckless act or omission of Plastiape, provided that Plastiape shall not be liable for any product liability or personal injury claims by third parties arising from the sale, distribution or use of any Product which meets the Specifications and is not otherwise defective;

(b)	a breach by Plastiape of any warranty, representation, covenant or agreement made by Plastiape in this agreement;

(c)	any claim that any Product purchased from Plastiape or the use or sale of such Product infringes any intellectual property rights of any third party;

20.2	Savara indemnifies and holds harmless Plastiape, its Affiliates and each of their officers, employees and agents (each a Plastiape Indemnitee) from and against any and all Damages, that may be sustained, suffered or incurred by a Plastiape Indemnitee arising from or in connection with the breach by Savara of any warranty, representation, covenant or agreement made by Savara in this agreement.

20.3	Upon assertion of any third party claim against a party that might give rise to indemnification under this Agreement, the party claiming the right of indemnification (Indemnified Party) must give prompt written notice to the party alleged to have the duty to indemnify (Indemnifying Party) of the existence of such a claim and will give the Indemnifying Party a reasonable opportunity to control, defend and/ or settle such claim at its own expense and with counsel of its own selection. The Indemnified Party has the right to participate in such defence at its own expense and with separate counsel. Provided that the parties are not contractually or legally excluded, or are not otherwise prejudiced in their legal position by doing so, the parties will co-operate with each other and their respective insurers in relation to the defence of such third party claim. In the event that the Indemnifying Party elects to defend such a claim, the Indemnifying Party may not settle the claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably delayed or withheld). Notwithstanding the foregoing, in the event of a dispute with respect to the indemnity, each party is entitled to participate in the defence of such claim and to join the other in any such action.

20.4	Except with respect to any breach of confidentiality obligation or intellectual property claims, Savara and Plastiape agree that, to the maximum extent permitted by law, neither party will be liable for special, indirect, punitive or consequential damages arising in connection with this agreement.

21.	Failure to Supply

21.1	If during the Term, Plastiape ceases to manufacture the Product or is unable or unwilling or fails to supply any Product in such quantities as Savara shall order and in compliance with the required delivery periods (whether due to the occurrence of a Force Majeure or otherwise), then, without limiting Savara’s right of termination, Savara shall be entitled (with no obligation or liability to Plastiape) to obtain such Product from another supplier, and, to use, sell, make and have made Product pursuant to the license granted in clause 22 until such time as Plastiape fully resumes its supply obligations. Upon the occurrence of any such a failure to supply and through and until such time as Plastiape fully resumes its supply obligations:

(a)	Plastiape shall make available to Savara or its designee access to all intellectual property rights and any other technical and proprietary materials, information and techniques necessary or helpful for Savara to procure required raw materials and manufacture the Product;

(b)	Savara shall be permitted to disclose to any third party any Confidential Information as is reasonably necessary in connection with such activities (subject to such third party agreeing in writing to be bound by comparable obligations of confidentiality as set out in this agreement);

(c)	Plastiape shall provide advice and consultation in connection such procurement and manufacture;

(d)	Savara shall have no obligation to purchase Products from Plastiape until any contractual obligations that Savara has assumed in connection with producing the Products or obtaining such substitute source of supply shall have terminated. Savara will have no obligation to terminate these obligations prematurely;

22.	License

22.1	Plastiape grants to Savara, and Savara hereby accepts, a perpetual, worldwide, royalty-free, non-exclusive right and license to resell the Product as part of or in connection with the Savara end or finished product, which right and license are irrevocable during the Term.

22.2	Plastiape grants to Savara a fully paid up worldwide license, to use, sell, make and have made the Products and to use the intellectual property, trade secrets, know-how, technology and information, whether or not protected by patents, that are required in order to make such Products. This license is only effective during the period of time commencing upon:

(a)	the occurrence of a failure to supply in accordance with clause 21 and continuing through and until such time as Plastiape fully resumes its supply obligations under this agreement; or

(b)	upon the occurrence of an Insolvency Event with respect to Plastiape.

23.	Use of Name

Unless required by law or the listing rules of a recognised stock exchange, neither party may use the name of the other party without the other party’s prior written consent.

24.	Force Majeure

24.1	If by reason of Force Majeure, either party is unable to carry out any of its obligations under this agreement, that obligation is suspended during the continuance of the Force Majeure. Such non-performing party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable.

24.2	Such non-performance will be excused for three (3) months or as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing party gives immediate written notice to the other party of the Force Majeure.

25.	Rights Upon Insolvency Event

Plastiape agrees during the Term to create and maintain current copies or, if not able to be copied, detailed descriptions or other appropriate embodiments, of all intellectual property rights in the Products and the process for the manufacture of the Products. If an Insolvency Event occurs with respect to Plastiape, Plastiape must provide Savara all such information and intellectual property rights to enable for Savara to procure the continued manufacture of Product.

26.	Notices

26.1	Any notice, report or other instrument provided for in this agreement will be deemed sufficiently given or delivered pursuant to this agreement if directed to the party for whom it is intended at the following addresses or such different address as that party may have specified for the purpose by notice in writing to the other party:

(a)	if to Savara, at the address, facsimile number or email address specified on page 1:

(b)	if to Plastiape, at the address, facsimile number or email address specified on page 1,

or as otherwise notified in writing to the other party. Notice is to be regarded as given by the sender and received by the addressee:

(c)	if by delivery in person, when delivered to the addressee;

(d)	if by post, five (5) business days from and including the date of posting;

(e)	if by facsimile transmission, when the sender’s machine generates a correct facsimile transmission report;

(f)	if by email, one (1) Business Day after sending to the correct email address.

27.	Dispute Resolution

27.1	If a dispute arises between the parties out of or in relation to this agreement (Dispute), either party seeking to resolve the Dispute must do so strictly in accordance with the provisions of this clause. Compliance with the provisions of this clause is a condition precedent to seeking relief in any court in respect of the Dispute except as provided in clause 27.2.

27.2	A party seeking to resolve a Dispute must notify the existence and nature of the Dispute to the other party (Notification). Upon receipt of a Notification the parties must refer resolution of the dispute to their respective chief executive officers or nominees appointed by the chief executive officers.

27.3	If the Dispute has not resolved within thirty (30) days of receipt of the Notification, then either party may refer the Dispute to mediation and must do so before initiating proceedings in a court to resolve the Dispute. Any Dispute which is referred to mediation shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce of Geneva (Switzerland). If the Dispute has not been resolved within sixty (60) days of referral, either party is free to initiate proceedings in a court.

27.4	Nothing in this clause shall prevent either party from seeking interlocutory relief or equitable relief through any court of competent jurisdiction.

28.	Relationship

28.1	Plastiape is a contractor independent of the control of Savara.

28.2	The parties are not principal and agent, partners, joint venturers, trustee and beneficiary, or employer and employee.

28.3	Neither party may:

(a)	hold out their agents, contractors or employees as the agents, contractors or employees of the other party;

(b)	pledge the credit of the other party;

(c)	contract for or on behalf of the other party.

28.4	For the avoidance of doubt, Plastiape’s dealings with its customers are in no way binding on Savara.

29.	Assignment

29.1	Plastiape must not:

(a)	assign the benefits of this agreement;

(b)	mortgage, charge or otherwise encumber to the benefit of this agreement; or

(c)	cause its obligations under this agreement to be assumed by a third party,

without the prior written consent of Savara.

29.2	The parties acknowledge that Savara may assign its rights to any Affiliate of Savara or to any third party that acquires Savara, substantially all the assets or business of Savara, or any products of Savara containing or contained in a Product.

30.	No Waiver

30.1	A party only waives a breach of this agreement if the waiver is given in writing signed by that party or its authorised representative.

30.2	A waiver is limited to the instance referred to in writing (or if no instance is referred to in the writing, to past breaches).

30.3	Failure or omission by any party to enforce compliance with any provision of this agreement will not affect the rights of that party to use any remedy available to it in respect of the breach of any such provision.

31.	Costs

Each party must pay its own costs in respect of the costs of the negotiating, preparation and examination of this agreement and any document required by this agreement.

32.	Entire Agreement

When signed, this agreement constitutes the entire agreement between the parties in relation to its subject matter.

33.	Amendment

This agreement can only be amended by written agreement of all the parties.

34.	Governing law

34.1	This agreement is governed by the laws of (a) Switzerland in the event of any action initiated by Savara and (b) the State of Texas, USA, excluding its conflict of laws provisions, in the event of any action initiated by Plastiape. The parties irrevocably submit to the non-exclusive jurisdiction of the courts of (a) Lugano, Switzerland and (b) Travis County, Texas, USA, respectively, in relation to any such action, and the respective courts of appeal from them.

34.2	A party may not object to the jurisdiction of any of those courts on the ground that it is an inconvenient forum or that it does not have jurisdiction.

35.	Counterparts

This agreement may be executed in any number of counterparts. A counterpart may be a facsimile. Together all counterparts make up one instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;

THE SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Execution

Executed as an agreement as of the Effective Date.

Executed by Savara Inc.:

/s/ Rob Neville Director CEO Rob Neville Name (please print)	/s/ Chris Marich Director/Company Secretary Chris Marich Name (please print)

Executed by Plastiape SpA:

/s/ Alfredo Masuello
Managing Director

Alfredo Masuello

SCHEDULE 1 of Supply Agreement between Savara Inc. and Plastiape S.p.A.

(A)	MONODOSE DRY POWDER INHALER RS01 Mod. 7 - code 239700001AB

(B)	MONODOSE DRY POWDER INHALER RS01 Mod. 7 - code 239700002AA

Prices valid at the date of Signature of Supply Agreement

General terms

- the prices quoted hereunder are including the cost of the packing (double PE bag into carton outers + pallet)
- packing details:	no. 400 devices per carton box
no. 24 boxes = no. 9.600 devices per pallet
carton box size: mm. 385x285x287 (height)
loaded pallet size : mm. 800x1200x1.026 (height)
pallet type: fumigated ISPM 15 - mm. 800x1200

- terms of delivery	The prices quoted at the below tables are Ex Works Plastiape factory in Osnago - Italy (EXW)

a DDP price may be quoted and agreed upon request and depending on quantity to be shipped and delivery location, by adding the transport fee to the EXW prices which are quoted below

- a Certificate of Analysis will be supplied to Savara for each batch of delivered inhalers
- Purchase Orders should always be placed for quantities which are multiples of 9.600 units (= quantity of 1 pallet)
- device quality in accordance with Type III Drug Master File - filed by Plastiape at the FDA with # 17864

PRICES VALIDITY AND PRICE REVISION CLAUSE

- the device prices quoted at the below tables are based on the costs of ABS Raw Material, other starting materials, packing materials, Labour, Energy at the date of signature of this Supply Agreement

- from the date of signature of Supply Agreement until 31st December 2013 the prices will remain unchanged just provided that the cost of the ABS Raw Material (Elix M203FC) does not exceed the cost of EUR 3,30 / kg, that is to say 10% higher than the year 2012 average cost i.e. EUR 3,00 / kg

- as from 1st January 2014 each party will have the right to ask for a price negotiation based on the evolution of the costs of ABS raw material, other starting materials, packing materials, Labour and Energy costs. The party asking for a price revision will support its request by appropriate documentation of the cost evolution and of its objective impact on the device price.

Every price change will be agreed in writing by both Parties prior to be implemented.

PRICE TABLE ref. “A” : MOULDING OF COMPONENTS IN NON-CLASSIFIED ENVIRONMENT - DEVICE ASSEMBLY IN CLASS 10.000

annual quantity	clinical & tests	48.000 to 100.000	100.001 to 500.000	500.001 to 1.000.000	1.000.001 to 1.500.000	more than 1.500.001

batch size (units)	9.600 to 38.400	min. 48.000	min. 96.000	min. 192.000	min. 384.000	min. 384.000

EXW price (€/1.000 units)	[***]	[***]	[***]	[***]	[***]	[***]

PRICE TABLE ref. “B” : MOULDING OF BODY, MOUTHPIECE, CAP IN CLASS 100.000 - DEVICE ASSEMBLY IN CLASS 10.000

annual quantity	clinical & tests	48.000 to 100.000	100.001 to 500.000	500.001 to 1.000.000	1.000.001 to 1.500.000	more than 1.500.001

batch size (units)	9.600 to 38.400	min. 48.000	min. 96.000	min. 192.000	min. 384.000	min. 384.000

EXW price (€/1.000 units)	[***]	[***]	[***]	[***]	[***]	[***]

SUPPLY AGREEMENT

AMENDMENT NO. 1

THIS AMENDMENT (the “Amendment”) is made effective as of June 1, 2016 (the “Amendment Effective Date”) by and between SAVARA INC. (doing business as Savara Pharmaceuticals), a Delaware corporation with a principal place of business at 900 South Capital of Texas Highway, Suite 150, Austin, Texas 78746 USA (“Savara”), and PLASTIAPE SPA, an Italy public limited company with a principal place of business at 23875 Osnago (Lecco), Via 1 Maggio, 8, Italy (“Plastiape”).

BACKGROUND

Savara and Plastiape are parties to that certain Supply Agreement dated as of September 1, 2012 (the “Agreement”). Savara and Plastiape now desire to amend the Agreement in accordance with the terms of its Clause 33 (regarding Amendment) in order to amend certain provisions regarding exclusive supply and use of the products under the Agreement, under the following terms and conditions:

AGREEMENT AMENDMENT

1.	Definitions.

For the purposes of this Amendment, defined terms not specifically defined in this Amendment shall have the meanings set forth in the Agreement.

2.	Exclusive Supply and Use of the Products.

Clause 9.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

9.2	In the event that Savara does not order at least [***] units of Products in an consecutive twelve (12) months by [***] after the Effective Date or [***] units of Products in any consecutive twelve (12) month period by [***] after the Effective Date, clause 9.1 will cease to apply but all of Savara’s other rights and benefits under this agreement shall continue in full force and effect. For purposes of computing the total number of Product units ordered by Savara for purposes of this clause, the quantity of Product units ordered shall be combined with the total quantity of all units of other products ordered by Savara from Plastiape during the relevant timeframe under all agreements then in effect.

SAVARA-PLASTIAPE	SUPPLY AGREEMENT AMENDMENT NO. 1	PAGE 18

3.	Effect of Amendment.

Except as set forth in this Amendment, all of the other terms and conditions of the Agreement shall continue in full force and effect from and after the Amendment Effective Date.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in multiple counterparts, constituting the same legal instrument, and to be delivered by their respective duly authorized representatives as of the Amendment Effective Date.

SAVARA INC.

By:	/s/ Rob Neville
Name:	Rob Neville
Title:	CEO
Date:	8/15/16

PLASTIAPE SPA

By:	/s/ Alfredo Masuello
Name:	Alfredo Masuello
Title:	CEO
Date:	2nd August 2016

SAVARA-PLASTIAPE	SUPPLY AGREEMENT AMENDMENT NO. 1	PAGE 19